Exhibit 10.3

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into between Mitel Networks Corporation, a Canada corporation, with principal offices at 350 Legget Drive, Ottawa, Ontario, Canada, on its own behalf and on behalf of its affiliates (collectively “Mitel”), and Anthony P. Shen, residing at 119 Scollard Street, Toronto, Ontario (“You”, “you” or “your”). This Agreement shall be effective as of the “Effective Date”, as such term is defined in the Arrangement Agreement signed by Mitel Networks Corporation and Aastra Technologies Limited and dated November 10, 2013.

1.	GENERAL

Subject to the terms of this Agreement, Mitel and you hereby agree that you will provide the services and associated deliverables contemplated under Section 3(b) (collectively, the “Services”) to Mitel as an independent contractor during the Term (as defined in Section 2).

2.	EFFECTIVE DATE AND TERM

The term of this Agreement is twelve (12) months from the Effective Date (“Term”), unless or until terminated by either party in accordance with its terms. Thereafter, this Agreement may be extended by the parties oh mutually agreeable terms.

3.	SERVICES

a.	Commercially Reasonable Efforts. You will use your commercially reasonable efforts to perform all Services in a timely and professional manner reasonably satisfactory to Mitel and in accordance with Mitel’s reasonable instructions. You will not subcontract any of the Services to a third person without Mitel’s prior and written authorization. You will perform the Services in compliance with all applicable laws. You acknowledge that you will dedicate your full resources and attention to completing the Services. Services will be performed by you for not less than eight (8) hours per day for each business day during the Term.

b.	Consulting Services.

(i)	Mitel will provide additional details of the Services from time to time as may be required, by written request from Mitel’s President and CEO. Mitel’s President and CEO shall be the sole authorized representative of Mitel with authority to provide such details. Unless Mitel opts otherwise, in its sole discretion, Mitel shall have no obligation to pay for any Services rendered by you which were not authorized by Mitel’s President and CEO.

(ii)	A general description of what the Services shall be comprised of is outlined in Schedule A.

(iii)	Mitel expects to be kept closely updated with your performance of the Service. During the course of this Agreement, Mitel’s President and CEO will have primary responsibility for working with you and the authority to communicate to you whatever approvals may be required for decisions affecting Mitel and Mitel’s interests.

c.	Location and Access. You may perform the Services at Mitel’s premises or whatever premises you may deem appropriate. You will have scheduled access to Mitel’s premises and personnel, as required for the purposes of performing the Services.

d.	Records and Reports. You will keep accurate records of your performance of the Services. You will provide Mitel (to the attention of Mitel’s President and CEO) with such reports delivered electronically as may reasonably and periodically be requested.

4.	FEES

a.

Consultant Fees. In consideration for performing the Services, Mitel will pay you a fee of $60000 plus GST/HST for each full month of Services provided by you (the “Consultant Fees”) during the Term, subject to you providing Mitel with an invoice. If there are insufficient Services to provide a full month of Services, you shall bill a pro-rated amount of Consultant

Fees based on eight (8) hour days for each business day during the month and agree that, except as otherwise contemplated under Section 4(b), the Consultant Fees constitute the entire consideration that you will be entitled to receive for performing the Services under this Agreement.

b.	Expenses. Mitel shall reimburse you for all reasonable travel and related expenses to and from any such location in which Services are to be performed, provided such are incurred in accordance with Mitel’s applicable travel and expense policies (which shall be made available to you upon request). In order for such expenses to be reimbursable by Mitel, they must be approved by Mitel’s President and CEO.

c.	Payment. You are required to submit an invoice to Mitel’s President and CEO for approval no more frequently than every month for any Services you have already provided and expenses you have incurred. Your invoice shall include such requirements and details as Mitel may reasonably request. Mitel will pay you the Consultant Fees and any expenses incurred within 14 days after the receipt of your invoice. All payments will be made in Canadian dollars, via cheque, electronic transfer or other means agreed to by both parties.

d.	Taxes. You will be solely responsible for complying with all tax laws and regulations applicable to payments received from Mitel under this Agreement

e.	Benefits. You will be eligible for health and dental coverage for expense reimbursement under Option B of Mitel’s Employee Benefit Plan, as such plan may be amended by Mitel, in its discretion, during the Term.

5.	OWNERSHIP

You acknowledge that Mitel or its licensors will own all rights In any ideas, concepts, inventions and techniques that you may conceive or develop in connection with the Services. You hereby assign to Mitel or its designee all worldwide patents and patent rights, copyrights, trade secrets or other proprietary rights in any work product that you may create under this Agreement. If, by operation of law, you are deemed to possess any rights in such items, you hereby assign such rights to Mitel (or its designee) and its licensors. To the extent that your rights are inalienable under applicable law, you hereby waive and agree not to exercise such rights and, if such waiver and agreement are deemed invalid, grant Mitel, its licensors and their designees the exclusive, perpetual, irrevocable, worldwide and royalty-free right to use, market and modify such items without identifying you or seeking your prior consent. You acknowledge that the Consultant Fees contemplated under this Agreement are sufficient consideration for the assignment, waiver and/or license of such rights to Mitel, its licensors or their designees. During and after the Term of this Agreement, you will execute the instruments that Mitel or its designee my reasonably request from time to time to give full legal effect to this Section 5.

6.	WARRANTY

You represent and warrant that you have the knowledge, experience and skill to provide the Services in a professional and timely manner.

7.	CONFIDENTIALITY

a.	Information. You acknowledge that (i) you may have access to certain of Aastra Technology Limited’s, Mitel’s and each of their licensors’ and affiliated entities’ confidential and proprietary information in connection with this Agreement; and (ii) any deliverables or information arising from the Services will constitute confidential and proprietary information of Mitel or its licensors (collectively, the “Information”). You will take all reasonable precautions necessary to safeguard the confidentiality of the Information, including (i) those required under this Section 7; (ii) those taken by you to protect your own confidential information; and (iii) those which may reasonably be requested by Mitel from time to time.

b.	Use and Disclosure. You will use the Information solely to perform the Services under this Agreement You will not disclose, in whole or in part, the Information to any person, except to Mitel and its designees and with Mitel’s prior written approval. You will not remove or deface any confidentiality or proprietary notice that Mitel may have affixed to items of Information disclosed to you. You will affix appropriate notices to all Information that identify the Information as confidential and proprietary information of Mitel.

8.	EXTENSION AND TERMINATION

a.	Automatic Termination. This Agreement will immediately terminate upon your acceptance of employment with a direct competitor of Mitel (as determined in Mitel’s sole discretion).

b.	Termination for Cause. Mitel may terminate this Agreement immediately upon notice to you, without prejudice to any other remedies, if (i) you breach any of your obligations hereunder and, should Mitel, in its sole discretion, make such option available, fail to remedy such breach to Mitel’s satisfaction within fifteen (15) days after Mitel demands its cure; or (ii) you become insolvent or bankrupt, assign all or a substantial part of your business or assets for the benefit of creditors, permit the appointment of a receiver for your business or assets, become subject to any legal proceeding relating to insolvency, reorganization for the protection of creditors’ rights or otherwise cease to conduct business in the normal course.

c.	Termination for Convenience. Either party may terminate this Agreement, other than as set out in Section 8(b), upon sixty (60) days prior written notice to the other party (“Transition Notice Period”). During this period, you will work with Mitel to transition any Services to Mitel. If, at the end of the Transition Notice Period, there are still outstanding/unfinished Services, and if requested in writing by Mitel and agreed to by you, you shall complete any outstanding/unfinished Services specified in such request, and the terms and conditions of this Agreement shall continue to govern same; otherwise, you shall use reasonable commercial efforts to conclude your activities and minimize any charges to Mitel prior to the effective date of termination.

9.	CONSEQUENCES OF EXPIRATION OR TERMINATION

a.	Delivery of Items. Upon the expiration or termination of this Agreement for any reason:

(i)	Mitel will promptly within 14 days pay you the Consultant Fees and reimbursable expenses that may be due and outstanding; and

(ii)	Subject to Section 8(c) above, you shall cause Information and all property of Mitel, in whatever form, including documents obtained from Mitel’s files and all equipment provided to you by Mitel or through Mitel, to be returned promptly to Mitel. You may retain your own files associated with the Services, which include drafts, notes, internal memoranda, research, administrative records, time and expense reports and accounting records.

b.	Survival. The provisions of Sections 5, 6, 7, 8(c), 9, 11, 12 and 17 will survive the expiration of this Agreement or its termination for any reason.

10.	INDEPENDENT PARTIES

Mitel and you are independent parties. Nothing in this Agreement will be construed to make you an agent, employee, joint venturer or partner of Mitel. Except as provided for herein, Mitel shall not control or direct the details and means by which you shall perform the Services under this Agreement. Mitel is not required to obtain, and will not obtain, workers compensation coverage for you, as you are not an employee. If required under Ontario law, you will obtain and maintain coverage under the Workplace Safety and Insurance Act or other similar legislation in the jurisdiction where the services are performed, and on request of Mitel, shall provide a duplicate certificate confirming that such coverage is in effect. Except as provided for herein, you shall be free to exercise your own business judgment as to the means and methods for fulfilling the Services under this Agreement. You shall not represent yourself to be an agent, joint venturer, partner, officer, director or employee of Mitel or as being related to Mitel in any way other than as an independent contractor. You agree not to make any representations or engage in any acts which could establish an apparent relationship of agency, joint venture, partnership or employment with Mitel. For greater certainty, Mitel shall not be bound by any agreement, contract, representation or warranty made by you with any other person, firm or corporation or by any action of you, except where reasonably necessary for the purposes of providing the Services and where you have first obtained the prior written consent of Mitel. You have sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services, including without limitation, requirements under the Income Tax Act (Canada), the Employment Insurance Act (Canada), and the Canada Pension Plan Act. You shall be responsible for deducting any and all applicable federal and provincial taxes, deductions, premiums, and amounts owing with respect to the Consultant Fees paid by Mitel and remitting such amounts to those governmental authorities as prescribed by law. As an independent contractor, you shall not be entitled to any employment related benefits, including without limitation, any payments or benefits or entitlements under application employment standards legislation or the Canada Labour Code. Upon termination of this Agreement, Mitel shall only be responsible for paying the Consultant Fees associated with Services provided by you up to and including the termination date. With the exception of such amounts, you shall have no further claim or cause of action against Mitel for any cause, matter or thing relating to an alleged employment relationship between you and Mitel, including, without limitation, any claim for reasonable notice of termination, pay in lieu of notice, termination, severance or vacation pay, expenses, bonus or incentive plan payments, whether arising pursuant to statute, contract, common law or otherwise. You acknowledge and agree that at ail times, you are not an employee of Mitel.

11.	INDEMNIFICATION

You agree to indemnify, defend, advance funds and hold Mitel harmless from any and all claims, liabilities, expenses, costs, loss or damage arising to Mitel as a result of any effort by a government agency to collect taxes from Mitel that you have not paid. With the exception of claiming for unpaid Consultant Fees for Services that have been performed in accordance with this Agreement, you will not be entitled to receive any payment or compensation for actual, consequential, indirect, special or Incidental damages, costs or expenses, whether foreseeable or unforeseeable (including loss of profits, investments or good will), or Mitel’s subsequent use of any Information or deliverables arising out of the Services.

12.	NOTICES

Any notice or approval required or permitted under this Agreement will be given in writing and will be sent by email, courier or mail, postage prepaid, to the address specified below or to any other address that may be designated by prior notice. Any notice or approval delivered by email will be deemed to have been received the day it is sent. Any notice or approval sent by courier will be deemed received one day after its date of posting. Any notice or approval sent by mail will be deemed to have been received on the 5th business day after its date of posting.

If to Mitel:

Mitel Networks Corporation

350 Leggett Drive

Kanata, Ontario K2k 2W7

Canada

Attn.:	Mitel’s President and CEO
CC:	Corporate Counsel

If to you:

119 Scollard Street

Toronto, Ontario

Canada

M5R 1G4

13.	ASSIGNMENT

You may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without Mitel’s prior written consent. Any attempt to do so without Mitel’s approval will be void. Mitel may assign this Agreement or any of its rights or obligations hereunder, upon notice to you, to a related or unrelated person in connection with a sale, consolidation or other reorganization of Mitel’s business, in whole or in part.

14.	WAIVER. AMENDMENT OR MODIFICATION

Any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

15.	SEVERABILITY

If any provision of this Agreement is held to be unenforceable, this holding will not affect the validity of the other provisions of this Agreement, unless Mitel deems the unenforceable provision to be essential to this Agreement, in which case Mitel may terminate this Agreement, effective immediately upon notice to you.

16.	GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the laws of Ontario and the federal laws of Canada applicable therein and the parties submit to the exclusive jurisdiction of the Ontario courts for the purposes of enforcing any claim arising under this Agreement, without prejudice to Mitel’s right to bring proceedings in any other court having jurisdiction where you are resident from time to time.

17.	ENTIRE AGREEMENT

This Agreement constitute the complete and exclusive statement of the terms, conditions and representations of the agreement between Mitel and you with respect to the Services and associated deliverables thereunder and supersedes and replaces all other agreements with respect to the subject matter hereof, Neither party shall have any remedy in respect of any untrue statement made to it upon which it relied in entering into this Agreement (unless such untrue statement was made fraudulently) and that party’s only remedy shall be for breach of contract as provided in this Agreement.

IN WITNESS WHEREOF, you execute this Agreement, and Mitel causes this Agreement to be executed by its duly authorized representative, on the dates specified below.

Mitel Networks Corporation:

/s/ Richard McBee		/s/ Anthony Shen

Name:	Richard McBee	Name:	Anthony Shen

Title:	CEO	Title:

Date:	Dec 11, 2013	Date:	Dec 11, 2013

Schedule A

Services to be performed:

•	Assistance with the successful Integration, as defined by Mitel in its sole discretion, of Aastra Technologies Limited into Mitel Networks Corporation

•	Assume the position of Chief Operating Officer at Mitel, as such position shall be reasonably defined by Mitel’s President and CEO